EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/ 874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FIRST QUARTER 2007 RESULTS
     DALLAS — May 3, 2007 — Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $6,227,000 for the quarter ended March 31, 2007 compared to $2,711,000 for the same period in 2006 and $2,350,000 for the fourth quarter of 2006. After considering preferred share dividends, Capstead earned $0.06 per diluted common share for the first quarter of 2007 compared to losses attributable to common stockholders for the first and fourth quarters of 2006 of $0.12 and $0.14 per diluted common share, respectively.
First Quarter Results and Related Discussion
     First quarter 2007 earnings increased $3.9 million over fourth quarter of 2006 earnings, reflecting improving financing spreads (the difference between yields earned on the Company’s portfolio of primarily residential adjustable-rate mortgage (“ARM”) securities and rates charged on related borrowings) as portfolio yields continued increasing during the quarter while interest rates on borrowings remained stable. Interest rates on borrowings, most of which reset monthly, stabilized during the latter half of 2006 after the Federal Reserve’s Open Market Committee (“the Federal Reserve”) ceased raising the federal funds rate in June 2006. Results also benefited from the release of funds held in trust related to certain of the Company’s mortgage securities previously designated as collateral for structured financings. During the first quarter of 2007 Capstead acquired ARM securities totaling $515 million which more than replaced runoff of $423 million and increased the residential mortgage securities portfolio to $5.35 billion as of quarter-end.
     Overall portfolio yields averaged 5.50% during the first quarter of 2007, a 14 basis point improvement over the fourth quarter of 2006, reflecting the benefits of higher coupon interest rates on the underlying mortgage loans that reset during the period and higher yielding acquisitions. Mortgage prepayments decreased slightly during the first quarter to an annualized runoff rate of 28% from 29% during the fourth quarter, reflecting expected seasonality trends. The level of mortgage prepayments impacts how quickly purchase premiums are written off against earnings as portfolio yield adjustments. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset periodically. Coupon interest rate resets are expected to continue trending higher, contributing to improving portfolio yields in the coming quarters. For example, assuming relatively stable short-term interest rates, overall portfolio yields are projected to improve nine basis points to average 5.59% during the second quarter of 2007 and the average yield on the existing portfolio (adjusted for expected acquisitions of residential ARM securities through June 30, 2007 only) could approximate 6.00% by the first quarter of 2008. Actual yields will depend on portfolio composition as well as fluctuations in interest rates and mortgage prepayment rates. See footnote (b) to the Yield/Cost Analysis table accompanying this press release for further discussion of projected portfolio yields.
     Interest rates on borrowings secured by residential mortgage securities averaged 5.19% during the first quarter of 2007, unchanged from the fourth quarter of 2006. Interest rates on most of these borrowings reset monthly based on the one-month London Interbank Offered Rate (“LIBOR”). Given market expectations that the Federal Reserve has finished raising the federal funds rate for this interest rate cycle, the Company’s borrowing rates should remain at or near these levels in the coming quarters. Borrowings supporting longer-to-reset ARM securities generally have longer-term maturities effectively locking-in financing spreads during a significant portion of the fixed-rate terms of these investments. As of March 31, 2007, these borrowings totaled $1.38 billion at a rate of 4.99% with an average maturity of 23 months.
     Commenting on current results and 2007 earnings prospects, Andrew F. Jacobs, President and Chief Executive Officer said, “We remain focused on investing in a large portfolio of residential ARM securities issued and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which have an implied AAA credit rating and therefore limited, if any, credit exposure. Our portfolio continues to recover financing spreads diminished in prior years by increases in borrowing rates. First quarter earnings improved significantly from the fourth quarter reflecting this continuing improvement in financing spreads as coupon interest rates on the underlying mortgage loans reset to rates more reflective of current interest rates. From a market value perspective, our portfolio of high credit quality ARM securities has performed well in retaining market value over the last several years. During the first quarter of 2007, the portfolio improved in value nearly $10 million, ending the quarter with a net unrealized gain of approximately $27 million.
     “We continue to evaluate opportunities to prudently invest in credit-sensitive commercial real estate-related assets such as subordinate commercial real estate loans; however, no additional investments of this type were made during the current quarter. Although capital committed to these investments as of quarter-end was limited to less than 5% of our total investment capital, over the longer term we anticipate holding a larger portfolio of commercial investments that can provide earnings support during periods of rising short-term interest rates.
     “We are confident that our core investment strategy of conservatively managing a leveraged portfolio of primarily residential ARM securities, prudently augmented with investments in credit-sensitive commercial real estate-related assets, can produce attractive risk-adjusted returns over the long term while reducing but not eliminating sensitivity to changes in interest rates. By being fully leveraged at this point in the interest rate cycle, we believe we are in an excellent position to once again generate attractive returns for our stockholders. Dividends on our common shares should improve each quarter in 2007 as financing spreads continue to recover and, should the Federal Reserve lower the federal funds rate during 2007, we could achieve even greater improvements in financing spreads and the common dividend than we are currently anticipating.”

Book Value per Common Share
     As of March 31, 2007, Capstead’s book value per common share was $8.69, an increase of $0.56 from December 31, 2006, attributable primarily to higher valuations of the Company’s residential mortgage securities as a result of increased yields on current-reset ARM securities and lower prevailing interest rates. Increases in fair value of the Company’s residential mortgage securities (most of which are carried at fair value with changes in value reflected in stockholders’ equity) improved book value by $0.49 per share during the quarter while earnings for the quarter in excess of preferred and common dividend payments contributed most of the remaining increase in book value.
     The fair value of the Company’s residential mortgage securities can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Because most of the Company’s investments adjust to more current rates at least annually, declines in fair value caused by increases in interest rates can be largely recovered in a relatively short period of time. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly operating results; however, temporary changes in fair value of investments not held in the form of securities, such as commercial real estate loans, generally will not affect book value. Additionally, the fair value of the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are not reflected in book value. As of March 31, 2007, unrealized losses on these longer-term borrowings totaled $642,000, or $0.03 per share, representing an $0.19 per share decline in value since year-end. The fair value of these liabilities tends to move in the opposite direction as the fair value of the related longer-to-reset securities.
Conference Call Details
     The Company has announced a conference call and live webcast on Friday, May 4, 2007 at 11:00 a.m. EST. The conference call may be accessed by dialing toll free (877) 407-0778 in the U.S. and Canada or (201) 689-8565 for international callers. The replay can be accessed by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 239174. A live audio webcast of the conference call can be accessed in the investor relations section of www.capstead.com. An audio archive of the webcast will be available for approximately 60 days on the Company’s website. Prior to the conference call a related presentation will be posted to the investor relations section of Capstead’s website at www.capstead.com.
About Capstead
     Capstead Mortgage Corporation is a real estate investment trust and earns income primarily from investing in real estate-related assets on a leveraged basis. These investments currently consist primarily of residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae (“Agency Securities”). Capstead also seeks to opportunistically invest a portion of its investment capital in credit-sensitive commercial real estate-related assets, including subordinate commercial real estate loans.

Forward-looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Mortgage securities and similar investments ($5.2 billion pledged under repurchase arrangements)	$5,355,672	$5,252,399
Investments in unconsolidated affiliates	20,047	20,073
Receivables and other assets	67,022	69,869
Cash and cash equivalents	5,602	5,661

	$5,448,343	$5,348,002

Liabilities
Repurchase arrangements and similar borrowings	$4,975,721	$4,876,134
Unsecured borrowings	103,095	103,095
Common stock dividend payable	385	385
Accounts payable and accrued expenses	18,540	28,426

	$5,097,741	5,008,040

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 shares issued and outstanding at March 31, 2007 and December 31, 2006 ($3,317 aggregate liquidation preference)	2,828	2,828
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at March 31, 2007 and December 31, 2006 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized:
19,253 shares issued and outstanding at March 31, 2007 and December 31, 2006	192	192
Paid-in capital	497,150	497,418
Accumulated deficit	(353,163)	(354,617)
Accumulated other comprehensive income	26,890	17,436

	350,602	339,962

	$5,448,343	$5,348,002

Book value per common share	$8.69	$8.13

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended March 31
	2007	2006

Mortgage securities and similar investments:
Interest income	$72,142	$52,926
Interest expense	(63,589)	(47,543)

	8,553	5,383

Other revenue (expense):
Other revenue	871	166
Interest expense on unsecured borrowings	(2,187)	(1,587)
Other operating expense	(1,674)	(1,673)

	(2,990)	(3,094)

Income before equity in earnings of unconsolidated affiliates	5,563	2,289

Equity in earnings of unconsolidated affiliates	664	422

Net income	$6,227	$2,711

Net income available (loss attributable) to common stockholders:
Net income	$6,227	$2,711
Less cash dividends paid on preferred stock	(5,064)	(5,064)

	$1,163	$(2,353)

Basic and diluted earnings (loss) per common share	$0.06	$(0.12)

Cash dividends declared per share:
Common	$0.020	$0.020
Series A Preferred	0.400	0.400
Series B Preferred	0.315	0.315

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands)
(unaudited)

	March 31, 2007					December 31, 2006
					Unrealized	Unrealized
	Principal			Market	Gains	Gains
	Balance	Premiums	Basis	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale: (a) (b)
Agency Securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$290	$1	$291	$313	$22	$24
Current-reset ARMs	2,957,767	39,859	2,997,626	3,013,532	15,906	12,281
Longer-to-reset ARMs	1,548,864	23,584	1,572,448	1,577,150	4,702	1,044
Ginnie Mae:
Current-reset ARMs	685,792	2,820	688,612	694,416	5,804	3,602

	5,192,713	66,264	5,258,977	5,285,411	26,434	16,951

Non-agency securities:
Fixed-rate	1,108	11	1,119	1,148	29	29
Current-reset ARMs	21,962	215	22,177	22,459	282	299

	23,070	226	23,296	23,607	311	328

	$5,215,783	$66,490	$5,282,273	$5,309,018	$26,745	$17,279

Mortgage securities held-to- maturity: (a)(b)
Collateral released from structured financings:
Agency Securities:
Fixed-rate	$15,435	$47	$15,482	$15,779	$297	$305
Non-agency securities:
Fixed-rate	15,457	23	15,480	15,700	220	191
Current-reset ARMs	7,111	65	7,176	7,298	122	122

	38,003	135	38,138	38,777	639	618
Collateral for structured financings	5,672	90	5,762	5,762	—	—

	$43,675	$225	$43,900	$44,539	$639	$618

Longer-term borrowings supporting investments in longer-to-reset ARM securities (c)			$1,379,673	$1,380,315	$(642)	$2,969

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income.” Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity are carried on the balance sheet at amortized cost. Investments in unsecuritized loans either owned outright or by an unconsolidated affiliate are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of March 31, 2007, average months-to-roll for current-reset and longer-to-reset ARM securities were five months and 46 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)	Unrealized gains or losses on the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are carried on the balance sheet at amortized cost. As of March 31, 2007, these borrowings had an average maturity of 23 months at an average rate of 4.99%.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

						Projected	Lifetime
	1st Quarter Average (a)			As of March 31, 2007		2nd Quarter	Runoff
	Basis	Yield/Cost	Runoff	Premiums	Basis (a)	Yield/Cost (b)	Assumptions

Agency Securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$16,389	6.36%	23%	$48	$15,773	6.42%	38%
ARMs	4,454,025	5.49	28	63,443	4,570,074	5.61	31
Ginnie Mae ARMs	722,811	5.34	32	2,820	688,612	5.36	29

	5,193,225	5.48	28	66,311	5,274,459	5.58	31

Non-agency securities:
Fixed-rate	17,217	6.92	23	34	16,599	6.96	37
ARMs	30,579	6.76	28	280	29,353	6.90	38

	47,796	6.82	26	314	45,952	6.92	38
Commercial loans	2,715	18.00	—	—	2,754	18.00	—
Collateral for structured financings	5,735	7.96	2	90	5,762	7.96	30

	5,249,471	5.50	28	$66,715	5,328,927	5.59	31

Related borrowings:
30-day LIBOR	3,578,121	5.30			3,590,286	5.29
> 30-day LIBOR	1,317,115	4.88			1,379,673	4.98
Structured financings	5,735	7.96			5,762	7.96

	4,900,971	5.19			4,975,721	5.21

Capital employed/ financing spread	$348,500	0.31			$353,206	0.38

Return on assets (c)		0.65				0.67

(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields and borrowing rates reflect anticipated ARM coupon resets and runoff rates, assuming no change in the federal funds rate during the forecast period and a gradual rise in the One-Year Treasury Rate throughout the remainder of 2007, as adjusted for expected second quarter acquisitions of residential ARM securities. Actual yields realized in future periods largely depend upon (i) changes in portfolio composition, (ii) actual ARM coupon resets, which can fluctuate from projections based on changes to the underlying indexes, (iii) actual runoff and (iv) changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days based on 30-day LIBOR largely depend on changes or anticipated changes in the federal funds rate. As of the date of this press release, projected average portfolio yields, borrowing rates, financing spreads and runoff rates over the next four quarters for Capstead’s existing portfolio, (adjusted for expected acquisitions of residential ARM securities through June 30, 2007 only), were as follows:

	Ending	Ending	Portfolio Averages
	Federal	One-Year		Borrowing	Financing	Runoff
	Funds Rates	Treasury Rate	Yields	Rates	Spreads	Rates

Second Quarter 2007	5.25%	5.07	5.59%	5.21%	0.38%	30%
Third Quarter 2007	5.25	5.17	5.71	5.20	0.51	31
Fourth Quarter 2007	5.25	5.30	5.91	5.19	0.72	29
First Quarter 2008	5.25	5.30	6.00	5.20	0.80	30

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.